                                                                    EXHIBIT 12.1

                      HEALTH CARE PROPERTY INVESTORS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

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
                                               HISTORICAL
                               ------------------------------------------------
                                                                         SIX
                                                                        MONTH
                                                                        PERIOD
                                    YEAR ENDED DECEMBER 31,             ENDED
                               --------------------------------------  JUNE 30,
                                1990    1991    1992    1993    1994     1995
                               ------  ------  ------  ------  ------  --------
Fixed Charges:
 Interest expense............. 17,520  20,838  19,780  19,728  20,133    9,474
 Capitalized interest.........  1,359      22     163     932     332      279
 Pro-rata share of unconsoli-
  dated partnerships' fixed
  charges.....................  1,927   1,909   1,679   1,207   1,404      704
 Amortization of debt ex-
  penses, debt discounts and
  the interest factor in
  rental expense..............    371     381     388     771     767      539
                               ------  ------  ------  ------  ------   ------
  Total....................... 21,177  23,150  22,010  22,638  22,636   10,996
                               ======  ======  ======  ======  ======   ======
Earnings:
 Income from operations....... 26,897  30,073  39,031  47,506  53,562   30,019
 Add back fixed charges....... 21,177  23,150  22,010  22,638  22,636   10,996
 Less capitalized interest.... (1,359)    (22)   (163)   (932)   (332)    (279)
                               ------  ------  ------  ------  ------   ------
  Total....................... 46,715  53,201  60,878  69,212  75,866   40,736
                               ======  ======  ======  ======  ======   ======
Ratio of earnings to fixed
 charges......................   2.21    2.30    2.77    3.06    3.35     3.70
                               ======  ======  ======  ======  ======   ======
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